                                                                 EXHIBIT 99.b(4)

                            Amendment to the By-Laws
                                       of
        Credit Suisse Warburg Pincus Global Financial Services Fund, Inc.

Pursuant to Article VIII of the By-Laws of Credit Suisse Warburg Pincus Global Financial Services Fund, Inc., the name has changed to Credit Suisse Global Financial Services Fund, Inc.

Dated the 12th day of December, 2001